UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
December 21, 2006
Affiliated Computer Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-12665	51-0310342
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2828 North Haskell Avenue
Dallas, Texas 75204
(Address of principal executive offices, including zip code)
(214) 841-6111
(Registrant’s telephone number including area code)
Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-14(c) under the Exchange Act (17 CFR 240.13e-14(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
Amendment No. 4, Consnet and Waiver to and Under Credit Agreement

Item 1.01 Entry into a Material Definitive Agreement.
     Affiliated Computer Services, Inc. (the “Company”), ACS Commercial Solutions, Inc., ACS Education Services, Inc., ACS Enterprise Solutions, Inc., ACS HR Solutions, LLC, ACS Outsourcing Solutions, Inc., ACS State & Local Solutions, Inc., ACS State Healthcare, LLC, ACS TradeOne Marketing, Inc., Buck Consultants, LLC, and ACS Worldwide Lending Limited have entered into Amendment No. 4, Consent and Waiver, dated to be effective as of December 21, 2006, to and under the Credit Agreement (“Amendment No. 4”) with Citicorp USA, Inc., as Administrative Agent (the “Agent”), in order to amend and provide certain consents and waivers under the Credit Agreement, dated as of March 20, 2006 (as amended, the “Credit Agreement”). Amendment No. 4 includes the following provisions, among others:
(1)	Consent to the delivery, on or prior to February 14, 2007, of (i) the financial statements, accountant’s report and compliance certificate for the fiscal year ended June 30, 2006 and (ii) financial statements and related compliance certificates for the fiscal quarters ended June 30, 2006 and September 30, 2006, and waiver of any default arising from the failure to deliver any such financial statements, reports or certificates within the applicable time period provided for in the Credit Agreement, provided that any such failure to deliver resulted directly or indirectly from the previously announced investigation of the Company’s historical stock option practices (the “Options Matter”).

(2)	Waiver of any default or event of default arising from the incorrectness of representations and warranties made or deemed to have been made with respect to certain financial statements previously delivered to the Agent as a result of any restatement, adjustment or other modification of such financial statements resulting directly or indirectly from the Options Matter.

(3)	Waiver of any default or event of default which may arise from the Company’s or its subsidiaries’ failure to comply with reporting covenants under other indebtedness that are similar to those in the Credit Agreement (including any covenant to file any report with the Securities and Exchange Commission or to furnish such reports to the holders of such indebtedness), provided such reporting covenants are complied with on or prior to February 14, 2007.

(4)	Amendments to provisions relating to the permitted uses of the proceeds of revolving loans under the Credit Agreement that (i) increase to $500 million from $350 million the aggregate principal amount of revolving loans that may be outstanding, the proceeds of which may be used to satisfy the obligations under the Company’s 4.70% Senior Notes due 2010 or 5.20% Notes due 2015 and (ii) until June 30, 2007, decrease to $200 million from $300 million the minimum liquidity (i.e., the aggregate amount of the Company’s unrestricted cash in excess of $50 million and availability under the Credit Agreement’s revolving facility) required after giving effect to such use of proceeds.
     As consideration for Amendment No. 4, the Company has paid to the Agent, for the benefit of each lender that consented to Amendment No. 4, a fee equal to 0.05% of the sum of such lender’s revolving credit commitment and the principal amount of such lender’s term loans outstanding.
     The above description of Amendment No. 4 does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 4, a copy of which is attached as Exhibit 10.1 hereto and incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
(c)	Exhibits

10.1	Amendment No. 4, Consent and Waiver to and Under Credit Agreement, by and among Affiliated Computer Services, Inc., and certain subsidiaries parties thereto and Citicorp USA, Inc., as Administrative Agent, which Amendment No.4 went effective December 21, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFILIATED COMPUTER SERVICES, INC.

Date: December 22, 2006
	By:	/s/ John H. Rexford

		Name:	John H. Rexford
		Title:	Executive Vice President and Chief Financial Officer

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